Exhibit 10.2

UNITY BIOTECHNOLOGY, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), entered into as of August 1, 2020 (the “Effective Date”), is made by and between Unity Biotechnology, Inc., a Delaware corporation (the “Company”) and Lynne Sullivan (“Executive” and, together with the Company, the “Parties”).  This Agreement supersedes in its entirety that certain offer letter by and between Executive and the Company dated as of July 27, 2020 (“Offer Letter”).

WHEREAS, the Company desires to assure itself of the services of Executive by engaging Executive to perform services as an employee of the Company under the terms hereof;

WHEREAS, Executive desires to provide services to the Company on the terms herein provided; and

WHEREAS, the Parties desire to execute this Agreement to supersede the Offer Letter in its entirety effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Employment.

(a)General.  The Company shall employ Executive upon the terms and conditions provided herein effective as of the Effective Date.

(b)Position and Duties.  Effective on the Effective Date, Executive: (i) shall serve as the Company’s Chief Financial Officer, with responsibilities, duties, and authority usual and customary for such position, subject to direction by the Company’s Chief Executive Officer (the “CEO”); (ii) shall report directly to the CEO; and (iii) agrees promptly and faithfully to comply with all present and future policies, requirements, rules and regulations, and reasonable directions and requests, of the Company in connection with the Company’s business.  At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Executive’s position as the Company’s Chief Financial Officer.  In the event that Executive serves in any one or more of such additional capacities, Executive’s compensation shall not automatically be increased on account of such additional service.

(c)Performance of Executive’s Duties.  During Executive’s employment with the Company, and except for periods of illness, vacation, disability, or reasonable leaves of absence or as discussed in Section 1(e) below, Executive shall devote Executive’s full time and attention to the business and affairs of the Company pursuant to the general direction of the CEO.  The rights of Executive under this Agreement shall not be affected by any change in the title, duties, or capacity of Executive during Executive’s employment with the Company.

(d)Principal Office.  Due to COVID-19 health pandemic, Executive will work from her home in Sudbury, Massachusetts for the foreseeable future.

1

(e)Exclusivity.  Except with the prior written approval of the CEO (which the CEO may grant or withhold in the CEO’s sole and absolute discretion), Executive shall devote substantially all of Executive’s working time, attention, and energies to the business of the Company, except during any paid vacation or other excused absence periods.  Nothing in this section prevents Executive from engaging in additional activities in connection with personal investments and community affairs. Executive may also serve as a member of the board of directors or board of advisors of another organization provided (i) such organization is not a competitor of the Company; (ii) Executive receives prior written approval from the CEO; and (iii) such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement, violate the Company’s standards of conduct then in effect, or raise a conflict under the Company’s conflict of interest policies.  Company acknowledges that Executive currently serves on the board of directors of the companies set forth on Exhibit A and agrees Executive may continue to provide such services during the Term.

2.Term.  The period of Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until Executive’s employment with the Company is terminated pursuant to Section 5 below.  The phrase “Term of Employment” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3.	Compensation and Related Matters.

(a)Annual Base Salary.  During the Term of Employment, Executive shall receive a base salary at the rate of $400,000 per annum (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company.  Such Annual Base Salary shall be reviewed by the CEO and, as applicable, the Board of Directors of the Company (the “Board”) and/or the Compensation Committee of the Board, not less than annually.

(b)Annual Bonus.  Executive shall be eligible to receive a discretionary annual bonus based on Executive’s achievement of performance objectives as mutually agreed between Executive and the CEO and as approved by the Board and/or the Compensation Committee of the Board, such bonus to be targeted at forty percent (40%) of Executive’s Annual Base Salary (the “Annual Bonus”).  Executive’s Annual Bonus for 2020 shall  be pro-rated for the partial year of service based on the number of days Executive was employed by the Company during 2020. Any Annual Bonus approved by the Board and/or the Compensation Committee of the Board shall be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to Executive’s continuous employment through the date of approval.

(c)Benefits.  Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may from time to time offer to provide to its executives, subject to the terms and conditions of such plans.  Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefit.

(d)Business Expenses.  The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time.

(e)Vacation.  Executive will be entitled to paid vacation in accordance with the Company’s vacation policy.

4.	Equity Awards.

(a)Initial Stock Option Grant.  Subject to approval of the Board or the Compensation Committee of the Board, on, or as soon as administratively practicable after, the Effective Date, the Company shall grant Executive an option (the “Option”) to purchase 240,000 shares of Company common stock, pursuant to the Company’s 2018 Incentive Award Plan, as amended (the “Plan”), with an exercise price equal to the closing price of a share of Company common stock on the date of grant (or the immediately preceding trading day if the date of grant is not a trading day), as reported on the Nasdaq Global Select Market.  The Option shall vest and become exercisable as to twenty-five percent (25%) of the total number of shares of Company common stock underlying the Option on the first anniversary of the Effective Date and thereafter as to 1/48th of the total number of shares of Company common stock underlying the Option on each monthly anniversary of the Effective Date, in each case, subject to Executive’s continued employment through the applicable vesting date.  The Option otherwise shall be subject to the terms and conditions of the Plan and an agreement to be entered into with the Company to evidence the Option (an “Option Agreement”).  In the event of any conflict between the terms of the Plan or the Option Agreement and the terms of this Agreement, the terms of this Agreement shall control.

(b)Future Equity Awards.  Executive shall be eligible for such additional stock options and equity awards as may be determined by the Board and/or the Compensation Committee of the Board, in their discretion.

(c)Acceleration Upon Certain Events.  Notwithstanding anything herein, in the Plan or in the Option Agreement to the contrary, in the event (i) of a Change in Control (as defined in the Plan) or (ii) the Company removes Executive from the position of Chief Financial Officer for other than Cause (as defined below), in each case, prior to the first anniversary of the Effective Date, then, subject to Executive’s delivery to the Company of a general release of claims against the Company and its affiliates in a form acceptable to the Company that becomes effective and irrevocable in accordance with Section 11(b) below, the vesting and exercisability of the Option shall thereupon accelerate as to twenty-five percent (25%) of the total number of shares of Company common stock underlying the Option that otherwise would have vested on the first anniversary of the Effective Date, and the remainder of the Option shall vest in accordance with the original vesting schedule of the Option (i.e., 1/48th per month commencing on the one year and one month anniversary of the Effective Date), subject to Executive’s continued service to the Company.

(d)Definition of Cause.  For purposes hereof, “Cause” shall mean any one of the following: (i) Executive’s material violation of any applicable material law or regulation respecting the business of the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (iii) any act of dishonesty, fraud, or misrepresentation in relation to Executive’s duties to the Company which act is materially and demonstrably injurious to the Company; (iv) Executive’s willful and repeated failure to perform in any material respect Executive’s duties hereunder after fifteen (15) days’ notice and an opportunity to cure such failure and a reasonable opportunity to present to the Board Executive’s position regarding any dispute relating to the existence of such failure (other than on account of disability); (v) Executive’s failure to attempt in good faith to implement a clear and reasonable directive from the CEO or to comply with any of the Company’s policies and procedures which failure is either material or occurs after written notice from the CEO; (vi) any act of gross misconduct which is materially and demonstrably injurious to the Company; or (vii) Executive’s breach of fiduciary duty owed to the Company.

5.	Termination.

(a)At-Will Employment.  The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.  This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.  It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 4(c) of this Agreement).  This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and a duly authorized officer of the Company.  If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement.

(b)Notice of Termination.  During the Term of Employment, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice from one Party hereto to the other Party hereto.

(c)Deemed Resignation.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6.	Consequences of Termination.

(a)Payments of Accrued Obligations upon all Terminations of Employment.  Upon a termination of Executive’s employment for any reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days after Executive’s Date of Termination (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through Executive’s Date of Termination not theretofore paid, (ii) any expenses owed to Executive under Section 3(d) above, (iii) any accrued but unused paid time-off owed to Executive, (iv) any Annual Bonus approved by the Board or the Compensation Committee of the Board on or prior to the Date of Termination but unpaid as of the Date of Termination, and (v) any amount arising from Executive’s participation in, or benefits under, any employee benefit plans, programs, or arrangements under Section 3(c) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs, or arrangements.  The payments and benefits described in this Section 6(a), along with any accelerated vesting provided under Section 4(c), shall be the only payments and benefits payable in the event of Executive’s termination of employment for any reason.

(b)No Severance.  The provisions of this Section 6, along with any accelerated vesting provided under Section 4(c), shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company for which Executive may otherwise be eligible except as otherwise approved by the Board.

7.

Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.
8.	Miscellaneous Provisions.

(a)Confidentiality Agreement.  Executive shall execute the Company’s standard At-Will Employment, Confidential Information, Invention and Assignment, and Arbitration Agreement (the “Confidentiality Agreement”) attached hereto as Exhibit B.  The Confidentiality Agreement shall survive the termination of this Agreement and Executive’s employment with the Company for the applicable period(s) set forth therein.  Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

(b)Non-Solicitation of Employees.  For a period of one (1)-year following Executive’s Date of Termination, Executive shall not, either directly or indirectly (i) solicit for employment by any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its affiliates, or (ii) solicit any employee or consultant of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (i) and (ii) shall not apply to a general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants.

(c)Governing Law.  This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(d)Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered by facsimile shall be deemed effective for all purposes.

(f)Entire Agreement.  The terms of this Agreement, together with the Confidentiality Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s service to the Company, including without limitation, the Offer Letter.  The Parties further intend that this Agreement, together with the Confidentiality Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement or the Confidentiality Agreement.  Notwithstanding the foregoing, in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail.

(g)Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company.  By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)Dispute Resolution.  Executive and the Company affirm the Parties’ obligations under Section 12 of the Confidentiality Agreement and hereby agree that any dispute, claim or controversy arising under this Agreement shall be subject to Section 12 of the Confidentiality Agreement as a dispute, claim or controversy arising from, relating to or resulting from Executive’s employment.

(i)Enforcement.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(j)Withholding.  The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold.  The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(k)Whistleblower Protections and Trade Secrets.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

9.

Prior Employment.  Executive represents and warrants that Executive’s acceptance of employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person.  Executive further represents and warrants to the Company that (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.
10.	Golden Parachute Excise Tax.

(a)Best Pay.  Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below).  The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows:  (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b)Accounting Firm.  The accounting firm engaged by the Company for general tax purposes as of the day prior to the Change in Control will perform the calculations set forth in Section 10(a) above.  If the firm so engaged by the Company is serving as the accountant or auditor for the acquiring company, the Company will appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such firm required to be made hereunder.  The accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company.  If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment.  Any good faith determinations of the accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

11.	Section 409A.

(a)General.  The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)Release.  Notwithstanding anything to the contrary in this Agreement, to the extent Executive becomes eligible for accelerated vesting under Section 4(c) as a result of Executive’s removal from the position of Chief Financial Officer for other than Cause or a Change in Control, (i) the Company shall deliver the Release to Executive within ten (10) business days following Executive’s removal from such position or such Change in Control, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release and (ii) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to accelerated vesting.  For purposes of this Section 11(b), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

12.

Employee Acknowledgement.  Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.

UNITY BIOTECHNOLOGY, INC.
By:	/s/ Anirvan Ghosh
Name:	Anirvan Ghosh
Title:	Chief Executive Officer

EXECUTIVE
By:	/s/ Lynne Sullivan
Name:	Lynne Sullivan
Address:
*****
*****

EXHIBIT A

Board Services

1.	BiomX
•	Board Member
•	Chair of Audit Committee

2.	Inozyme Pharma
•	Board Member

3.	ResTORbio,
•	Board Member
•	Chair of Audit Committee

4.	Solid Bioscience
•	Board Member
•	Chair of Audit Committee

EXHIBIT B

Confidentiality Agreement

Omitted pursuant to Item 601(a)(5) of Regulation S-K